Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and among
PACIFIC OFFICE PROPERTIES TRUST, INC.,
SHIDLER EQUITIES L.P.
and
POP ACQUISITION, INC.
January 24, 2019

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of January 24, 2019, by and among Pacific Office Properties Trust, Inc., a Maryland corporation (the “Company”), Shidler Equities L.P., a Hawaii limited partnership (“Parent”), and POP Acquisition, Inc., a Maryland corporation and wholly-owned subsidiary of Parent (“Merger Sub”).
WHEREAS, the general partner of Parent and the respective boards of directors of Merger Sub and the Company have approved a business combination transaction upon the terms and subject to the conditions of this Agreement whereby Merger Sub will merge (such merger, the “Merger”) with the Company in accordance with Title 3, Subtitle 1 of the Maryland General Corporation Law (the “MGCL”), and, upon the effectiveness of the Merger, the Company will survive the merger as a wholly owned subsidiary of Parent, each outstanding share of Senior Common Stock, par value $0.0001 per share (“Senior Common Stock”), of the Company (other than shares held by Parent) will be converted into the right to receive $1.25 in cash and each outstanding share of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), of the Company and Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”), of the Company (in each case, other than shares held by Parent) will be converted into the right to receive $0.01 in cash, in each case in accordance with the terms of this Agreement; and
WHEREAS, the sole stockholder of Merger Sub has approved this Agreement, the Merger and the other transactions contemplated hereby, and an action by written consent of the sole stockholder sufficient to approve the Merger and consummate the transactions contemplated hereby in accordance with the provisions of the MGCL will be delivered to the Company simultaneously with the execution of this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Defined Terms. As used herein, the following terms shall have the following meanings:
“Agreement” means this Agreement and Plan of Merger and the schedules and exhibits hereto, as amended, modified or supplemented from time to time.
“Articles of Merger” has the meaning ascribed to such term in Section 2.2.
“Book-Entry Shares” has the meaning ascribed to such term in Section 2.8(a).
“Capital Stock” means all of the issued and outstanding Senior Common Stock, Class A Common Stock and Class B Common Stock.

“Certificate” has the meaning ascribed to such term in Section 2.8(a).
“Class A Common Stock” has the meaning ascribed to such term in the recitals of this Agreement.
“Class B Common Stock” has the meaning ascribed to such term in the recitals of this Agreement.
“Closing” has the meaning ascribed to such term in Section 2.3.
“Closing Date” has the meaning ascribed to such term in Section 2.3.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Common Stock Merger Consideration” has the meaning ascribed to such term in Section 2.7(b).
“Company” has the meaning ascribed to such term in the preamble of this Agreement.
“Company Bylaws” means the Company’s Second Amended and Restated Bylaws dated April 5, 2017.
“Company Charter” means the Articles of Amendment and Restatement of the Company filed with the State Department of Assessments and Taxation of Maryland on September 22, 2009, as amended or supplemented.
“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument that is legally binding, including all amendments thereto.
“Effective Time” has the meaning ascribed to such term in Section 2.2.
“Effective Time Holders” means, as of the Effective Time, the holders of shares of Capital Stock.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Governmental Authority” means any United States federal, state or local or any non-United States governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.
“Information Statement” has the meaning ascribed to such term in Section 5.2.
“Law” means any United States federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, or other enforceable requirement of a Governmental Authority.
“Merger” has the meaning ascribed to such term in the recitals of this Agreement.

“Merger Consideration” means the Senior Common Stock Merger Consideration and the Common Stock Merger Consideration, collectively.
“Merger Consent” has the meaning ascribed to such term in Section 5.1.
“Merger Sub” has the meaning ascribed to such term in the preamble of this Agreement.
“Merger Sub Bylaws” has the meaning ascribed to such term in Section 2.4.
“Merger Sub Charter” has the meaning ascribed to such term in Section 2.4.
“MGCL” has the meaning ascribed to such term in the recitals of this Agreement.
“Parent” has the meaning ascribed to such term in the preamble of this Agreement.
“Paying Agent” has the meaning ascribed to such term in Section 2.8(a).
“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a group, a Governmental Authority or any other type of entity.
“PVPS” has the meaning ascribed to such term in Section 2.7(e).
“Required Stockholder Approval” means the approval of the Merger by the stockholders of the Company required to approve the Merger pursuant to the Company Charter, Company Bylaws and applicable Law.
“SEC” means the Securities and Exchange Commission.
“Senior Common Stock” has the meaning ascribed to such term in the recitals of this Agreement.
“Senior Common Stock Merger Consideration” has the meaning ascribed to such term in Section 2.7(a).
“Surviving Corporation” has the meaning ascribed to such term in Section 2.1.
ARTICLE II
THE MERGER
Section 2.1    The Merger. Subject to the terms and conditions of this Agreement and in accordance with the applicable provisions of the MGCL, at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which (i) Merger Sub shall merge with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (ii) the Company shall be the surviving corporation (the “Surviving Corporation”) in the Merger and shall continue to be governed by the laws of the State of Maryland, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.
Section 2.2    Effective Time. Parent, Merger Sub and the Company shall cause articles of merger (the “Articles of Merger”) to be filed on the Closing Date (or on such other date as Parent and the Company may agree in writing) with the State Department of Assessments and Taxation of Maryland as provided in the MGCL, and shall make all other filings or recordings required by the MCGL in connection with the Merger. The Merger shall become effective at the time at which the Articles of Merger are accepted for record by the State Department of Assessments and Taxation of Maryland or at such later time as is specified in the Articles of Merger, not to exceed 30 days after the Articles of Merger are accepted for record, and such time is hereinafter referred to as the “Effective Time”.
Section 2.3    Closing. Subject to the provisions of Article VI, the closing of the Merger (the “Closing”) shall take place at the principal office of the Company, at 10:00 a.m. local time, on the second business day after the satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time or date as the parties may mutually agree in writing. All deliveries to be made or other actions to be taken at the Closing shall be deemed to occur simultaneously, and no such delivery or action shall be deemed complete until all such deliveries and actions have been completed or the relevant parties have agreed to waive such delivery or action. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.
Section 2.4    Charter and Bylaws. At the Effective Time, the charter of Merger Sub in effect immediately prior to the Effective Time (the “Merger Sub Charter”) shall be the charter of the Surviving Corporation, until thereafter duly amended in accordance with the MGCL and as provided in such Merger Sub Charter. At the Effective Time, the bylaws of Merger Sub in effect immediately prior to the Effective Time (the “Merger Sub Bylaws”) shall be the bylaws of the Surviving Corporation until thereafter duly amended in accordance with the MGCL and such Merger Sub Bylaws.
Section 2.5    Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualify. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualify.
Section 2.6    Consideration for the Merger. At the Closing, Parent shall pay an amount in cash equal to $3,020,558.39 representing the Merger Consideration payable to the Effective Time Holders in consideration for the acquisition of all of the shares of Capital Stock pursuant to the Merger, in accordance with Section 2.7.
Section 2.7    Effect on Capital Stock.

(a)Conversion of Senior Common Stock. Except as provided in Section 2.7(d), each share of Senior Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and shall automatically be converted into only the right to receive $1.25 in cash without any interest thereon (the “Senior Common Stock Merger Consideration”).
(b)Conversion of Class A Common Stock and Class B Common Stock. Except as provided in Section 2.7(d), each share of Class A Common Stock and Class B Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and shall automatically be converted into only the right to receive $0.01 in cash without any interest thereon (the “Common Stock Merger Consideration”).
(c)Capital Stock of Merger Sub. As of the Effective Time, each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding as one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.
(d)Cancellation of Certain Capital Stock. Notwithstanding anything herein to the contrary, at the Effective Time, all of the shares of Capital Stock that are owned by Parent immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.
(e)Cancellation of Proportionate Voting Preferred Stock. Notwithstanding anything herein to the contrary, at the Effective Time, the Company’s one outstanding share of Proportionate Voting Preferred Stock, par value $0.0001 per share (the “PVPS”), shall be cancelled and extinguished, and no consideration will be delivered in exchange therefor.
Section 2.8    Surrender and Payment.
(a)Paying Agent. Prior to the Effective Time, Parent shall appoint a paying agent reasonably acceptable to the Company (the “Paying Agent”) to act as the agent for the purpose of exchanging the Merger Consideration for: (i) a certificate or certificates representing shares of Capital Stock (each such certificate, a “Certificate”), or (ii) book-entry shares which immediately prior to the Effective Time represented shares of Capital Stock (the “Book-Entry Shares”).
(b)Parent to Provide Cash. On the Closing Date, Parent shall deliver to the Paying Agent for exchange and payment in accordance with this Article II through such reasonable procedures as Parent may adopt, an aggregate amount of cash equal to the Merger Consideration.
(c)Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of Capital Stock represented by a Certificate or Book-Entry Share, whose Capital Stock was converted into the right to receive the Senior Common Stock Merger Consideration or the Common Stock Merger Consideration, as applicable, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Paying Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and instructions to the letter of transmittal for use in effecting the surrender of the Certificates or transfer of the Book-Entry Shares in exchange for the Senior Common Stock Merger Consideration or Common Stock Merger Consideration, as applicable. Each holder of shares of Capital Stock that have been converted into the right to receive the Senior Common Stock Merger Consideration or the Common Stock Merger Consideration, as applicable, shall be entitled to receive, subject to Section 2.12, the Senior Common Stock Merger Consideration or the Common Stock Merger Consideration, as applicable, in accordance with Section 2.7(a) and Section 2.7(b) in respect of the shares of Capital Stock represented by a Certificate or Book-Entry Share upon (i) surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, each outstanding Certificate or Book-Entry Share that, prior to the Effective Time, represented shares of Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the Senior Common Stock Merger Consideration or the Common Stock Merger Consideration, as applicable, in accordance with Section 2.7(a) and Section 2.7(b). No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share.
(d)Transfers of Ownership. If any Senior Common Stock Merger Consideration or Common Stock Merger Consideration, as applicable, is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it will be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred, and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or to establish to the reasonable satisfaction of the Paying Agent that such tax has been paid or is not payable.
(e)Return of Merger Consideration. Any portion of the Merger Consideration that remains unclaimed by the Effective Time Holders on the date that is six (6) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any such holder who has not exchanged shares of Capital Stock for the Senior Common Stock Merger Consideration or Common Stock Merger Consideration, as applicable, prior to that time shall thereafter look for payment of the Senior Common Stock Merger Consideration or Common Stock Merger Consideration, as applicable, payable in respect of such shares of Capital Stock to the Surviving Corporation. Notwithstanding

anything to the contrary in this Section 2.8, neither Parent nor any other party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by the Effective Time Holders two (2) years after the Effective Time (or such earlier date, immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by Law, become property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto.
Section 2.9    No Further Ownership Rights in Capital Stock. From and after the Effective Time, the holders of Book-Entry Shares or Certificates representing ownership of shares of Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Laws. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, such Certificates shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this Article II.
Section 2.10    Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, Parent shall cause to be paid in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof in such form as may be reasonably acceptable to Parent, such payment of the Senior Common Stock Merger Consideration or Common Stock Merger Consideration, as applicable, as may be required pursuant to this Article II; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent with respect to the Certificates alleged to have been lost, stolen or destroyed.
Section 2.11    Taking of Necessary Action; Further Action. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company and the Surviving Corporation are fully authorized in the name of their respective entities or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
Section 2.12    Tax Withholding. Each of the Parent, the Surviving Corporation or the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration payable hereunder, the amounts required to be deducted and withheld under the Code, or any provision of any U.S. federal, state, local or non-U.S. tax law. Any amounts so withheld shall be paid over to the appropriate Governmental Authority. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holder in respect of whom such deduction and withholding was made.
Section 2.13    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such taxes and fees (including any penalties and interest) imposed on any Effective Time

Holder or other Person entitled to receive any portion of the Merger Consideration pursuant to the terms of this Agreement shall be borne and paid by such Effective Time Holder or other Person.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Parent and Merger Sub as follows:
Section 3.1    Corporate Existence. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.
Section 3.2    Capacity. The Company has all corporate right, power and legal capacity to execute and deliver this Agreement and, subject to obtaining the Required Stockholder Approval, to perform its obligations hereunder.
Section 3.3    Authority; Enforceability. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action and no other corporate proceedings on the part of the Company are necessary to approve the Merger or to consummate the transaction contemplated hereby (other than obtaining the Required Stockholder Approval and the filing with the State Department of Assessments and Taxation of Maryland of the Articles of Merger as required by the MGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the valid execution and delivery of the Agreement by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar Laws, now or hereafter in effect, affecting enforcement of creditors’ rights and remedies generally, and general principles of equity affecting the availability of specific performance or other equitable remedies.
Section 3.4    Capitalization of the Company. As of the date hereof, the authorized capital stock of the Company consists of 100,000,000 shares of preferred stock, par value $0.0001 per share; 40,000,000 shares of Senior Common Stock, par value $0.0001 per share; 599,999,900 shares of Class A Common Stock, par value $0.0001 per share; and 100 shares of Class B Common Stock, par value $0.0001 per share. At the close of business on January 24, 2019: (i) one share of preferred stock, which was the PVPS, was issued and outstanding, (ii) 2,398,220 shares of Senior Common Stock were issued and outstanding, (iii) 3,025,589 shares of Class A Common Stock were issued and outstanding, and (iv) 100 shares of Class B Common Stock were issued and outstanding. No subscription, option, warrant, call, conversion right or commitment of any kind exists which obligates the Company to issue any equity securities or to grant any right to acquire such equity securities. The Company does not have any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. All outstanding shares of Capital

Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
Section 4.1    Corporate Existence. Parent is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Hawaii. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.
Section 4.2    Capacity. Each of Parent and Merger Sub has all requisite right, power and legal capacity to execute and deliver this Agreement and to perform its obligations hereunder.
Section 4.3    Authority; Enforceability. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate or other action and no other corporate or other proceedings on the part of Parent or Merger Sub are necessary to approve the Merger or to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the valid execution and delivery of the Agreement by the Company, constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar Laws, now or hereafter in effect, affecting enforcement of creditors’ rights and remedies generally, and general principles of equity affecting the availability of specific performance or other equitable remedies.
ARTICLE V
ADDITIONAL AGREEMENTS
Section 5.1    Merger Consent. The Company, acting through the Board and in accordance with the MGCL and the Company Charter and Company Bylaws, will take all action necessary to seek and obtain the Required Stockholder Approval by irrevocable written consent of Parent and Pacific Office Holding, Inc. (the “Merger Consent”). The Company will comply with the MGCL, the Company Charter, the Company Bylaws and the Exchange Act (including Regulation 14C and Schedule 14C promulgated thereunder) in connection with the Required Stockholder Approval, including (i) delivering the Information Statement in accordance with Section 5.2 and (ii) giving prompt notice of the taking of the actions described in the Merger Consent in accordance with Section 2-505 of the MGCL to all stockholders of the Company not executing the Merger Consent not later than 10 days after the effective time of the Merger Consent.

Section 5.2    Information Statement. As soon as reasonably practicable following the date of this Agreement, the Company will prepare and file with the SEC an information statement to be sent to the Company’s stockholders related to the Merger and this Agreement (the “Information Statement”). Parent and Merger Sub will cooperate with the Company in the preparation of the Information Statement. The Company will promptly furnish the preliminary Information Statement and the definitive Information Statement, and any amendments or supplements thereto, to Parent and give Parent and its legal counsel a reasonable opportunity to review and comment on such preliminary Information Statement, or amendment or supplement thereto, prior to filing with the SEC, and the Company will consider in good faith all comments of Parent in connection therewith. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement. The Company will use its commercially reasonable efforts to respond as soon as reasonably practicable to any SEC comments with respect to the Information Statement. The Company will use commercially reasonable efforts to cause the definitive Information Statement to be mailed to the stockholders of the Company as promptly as practicable after the Information Statement has been cleared by the SEC or after 10 calendar days have passed since the date of filing of the preliminary Information Statement with the SEC without notice from the SEC of its intent to review the Information Statement. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Information Statement which will have become false or misleading. The Company will as soon as reasonably practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Information Statement and any request by the SEC for any amendment or supplement to the Information Statement or for additional information and will provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC, on the other hand. Parent will be given a reasonable opportunity to participate in the response to any SEC comments and to provide comments on any response (to which reasonable and good faith consideration will be given), including by participating in any discussions or meetings with the SEC.
ARTICLE VI
CLOSING CONDITIONS
Section 6.1    Conditions to Each Party’s Obligations to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:
(a)Stockholder Approval. The Merger shall have been duly approved by stockholders of the Company constituting the Required Stockholder Approval in accordance with applicable Law and the Company Charter and Company Bylaws.
(b)Information Statement. The Company shall have filed with the SEC the preliminary and definitive Information Statement pursuant to Rule 14c-5 under the Exchange Act and Section 5.2, and delivered a definitive Information Statement to the Company’s stockholders pursuant to Rule 14c-2 under the Exchange Act and Section 5.2, and all applicable waiting periods pursuant to Rule 14c-5 and Rule 14c-2 of the Exchange

Act or otherwise pursuant to the Exchange Act or any other federal or state securities laws shall have expired.
(c)Orders. No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, injunction, judgment or ruling (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits or makes illegal consummation of the Merger.
Section 6.2    Conditions to the Obligation of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:
(a)The representations and warranties of each of Parent and Merger Sub contained in this Agreement shall be true and correct as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only as of such date).
(b)Each of Parent and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.
(c)The Company shall have received at the Closing an officer’s certificate signed on behalf of Parent and Merger Sub to the effect that the conditions set forth in this Section 6.2 have been satisfied.
Section 6.3    Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:
(a)The representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only as of such date).
(b)The Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.
(c)Parent shall have received at the Closing an officer’s certificate signed on behalf of the Company to the effect that the conditions set forth in this Section 6.3 have been satisfied.
ARTICLE VII
MISCELLANEOUS

Section 7.1    Non-Survival. None of the representations or warranties in this Agreement or any other covenant or agreement set forth herein shall survive the Closing, except for those certain covenants and agreements that specifically call for action after the Effective Time, which shall survive indefinitely unless otherwise specifically provided herein.
Section 7.2    Governing Law. This Agreement, and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, shall be governed by, and shall be construed and interpreted in accordance with the laws of the State of Maryland, without regard to the conflict of laws rules thereof or that would result in the application of the laws of any other jurisdiction, and the parties hereto agree to submit any dispute arising out of this Agreement to the courts of the State of Maryland and, with respect to any action filed in a Maryland state court, to jointly request an assignment to the Maryland Business and Technology Case Management Program.
Section 7.3    Jury Trial Waiver. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.
Section 7.4    Binding Effect. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns, and shall inure to the benefit of the parties hereto, their respective successors and permitted assigns.
Section 7.5    No Assignment. This Agreement shall not be assigned by any party hereto without the express prior written consent of the other parties hereto.
Section 7.6    Counterparts. This Agreement may be signed in any number of counterparts (including by facsimile or other electronic transmission), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, it being understood that all parties need not sign the same counterpart.
Section 7.7    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
Section 7.8    Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations and agreements, both written and oral, among the parties with respect to the subject matter hereof.
Section 7.9    No Third Party Beneficiaries. This Agreement is for the benefit of the parties hereto and is not intended to confer any rights upon any third parties.
Section 7.10    Amendments. Subject to applicable Law, the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

Section 7.11    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
Section 7.12    Sections. Unless the context requires otherwise, all references in this Agreement to Sections or Articles shall be deemed to mean and refer to Sections or Articles of this Agreement.
[Signature page follows.]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

PACIFIC OFFICE PROPERTIES TRUST, INC.

By: /s/ Lawrence J. Taff
Name: Lawrence J. Taff
Title: Chief Executive Officer

SHIDLER EQUITIES L.P.

By:Shidler Equities Corp., its general partner

By: /s/ Jay H. Shidler
Name: Jay H. Shidler
Title: President

POP ACQUISITION, INC.

By: /s/ Jay H. Shidler
Name: Jay H. Shidler
Title: President